Exhibit 10.1

Kerry Propper CEO	Chardan Capital Markets, LLC 17 State Street Suite 1600 New York, NY 10004 Tel: 646 465 9015 Fax: 646 465 9039

September 4, 2008

InterAmerican Acquisition Group, Inc.
2918 Fifth Avenue South, Suite 209
San Diego, CA 92103
O: 619-298-9883

Gentlemen:

This letter will confirm our understanding that InterAmerican Acquisition Group, Inc. (the “Company” or “IAG”) engages Chardan Capital Markets, LLC (“Chardan”) and Chardan accepts the engagement for Chardan to act as the Company’s exclusive financial advisor in connection with a Merger Transaction (as defined below) on the terms and conditions set forth below (sometimes referred to as the “Transaction”).   References herein to the “Company" or to the Target shall be deemed to include any entity that the Company or the Target, whichever the case may be, may form or utilize to effect any of the transactions contemplated hereby. The surviving public company following the Merger Transaction is sometimes referred to as the “Combined Company”. IAG shall take such steps as are necessary to ensure that this agreement is assumed by the Combined Company if a Merger Transaction is consummated.

Section 1.    Scope of Engagement and Services.  In connection with this engagement, Chardan (and to the extent it deems necessary, specialists that it engages to assist it) shall, as appropriate:

(a)	advise and assist the Company with respect to defining objectives, performing valuation analyses and structuring and planning the Transaction; and

(b)
advise and assist the Company in crafting and negotiating the terms and conditions of the Transaction, including any amendments thereto that may be proposed by Target of are necessitated by changes in circumstances or performance of the Target or capital markets conditions that could adversely impact the chances of gaining approval for the Transaction from IAG’s stockholders; and

(c)
arrange road shows and ad hoc meetings for the Company to introduce it and the Transaction to prospective investors, as appropriate. and to assist the Company to identify investors who are favorably disposed to the Transaction and would be interested in acquiring its stock, voting favorably on the Transaction in any prospective vote related thereto and holding the Company’s stock following the closing of the Transaction; and

(d)	advise the Company on strategy in connection with its proxy filings, other public disclosures and matters related to the required shareholder vote on the Transaction; and

InterAmerican Acquisition Group, Inc.

(e)
introduce the Company to research firms and research units of brokerage firms and others in order to increase market awareness and institutional investor interest in IAG, the Transaction and the Combined Company; and

(f)
leverage Chardan’s relationships with other financial institutions in order to facilitate varied corporate finance strategy support and awareness of and interest in the securities of IAG and the Combined Company; and

(g)	perform such other tasks related to the Transaction as Chardan and the Company may from time to time agree upon.

For purposes of this agreement, the term “Merger Transaction” shall mean the business combination between IAG and Sing Kung, Ltd. (“Sing Kung”) pursuant to that certain Amended and Restated Stock Purchase Agreement dated as of May 15, 2008, and any subsequent amendments thereto or any other transaction involving both Sing Kung or any affiliated or subsidiary entity of Sing Kung (collectively a “SK Affiliate”) and the Company in which a substantial amount of the assets or the capital stock of the Company (whether in one or a series of transactions), is transferred to an SK Affiliate or its stockholders through any proposed merger, consolidation, joint venture, contractual arrangements or other business/strategic combination.

In performing its services hereunder, Chardan shall use commercially reasonable efforts to obtain the results desired by the Company, in accordance with the terms hereof.  Chardan shall also cooperate with and coordinate its efforts on the Company’s behalf with other professionals engaged by the Company, including its attorneys, accountants and Investor Relations firm, that it has engaged in connection with the  Merger Transaction and obtaining a favorable shareholder voter thereon.

Section 2.    Compensation.  For and in consideration for the services to be rendered hereunder:

In the event a Merger Transaction is consummated pursuant to the terms hereof, the Company will pay Chardan a “Merger Transaction Fee” equal to five-tenths of one percent (0.5%)of the Market Capitalization of the Combined Company.  For purposes of this paragraph, Market Capitalization shall mean the Issued and Outstanding Shares of the Combined Company immediately following the closing of the Merger Transaction (the “IOS”) multiplied by the average closing price of the stock (the “ACP”).  IOS means 59,463,718 shares less shares that do not elect to participate in the exchange offer or are held back as a result of purchase price adjustments specified in the Merger Transaction documents. ACP means the average closing price of IAG common stock for the 10 trading days immediately before the closing day of the Merger Transaction (the “IAG Price”) and of the common stock of the Combined Company for the 10 trading days immediately following the closing day of the Merger Transaction (the “Combined Company Price”).  . As an added incentive, Chardan shall receive fifteen one-hundredths of one percent (0.15%) of the Market Capitalization of the Combined Company if the Combined Company Price exceeds $10/share.

All fees payable and expenses reimbursable hereunder will be payable after deduction of all applicable withholding and similar taxes, it being understood that Chardan is responsible for all taxes on payments made to it hereunder.  The Merger Transaction Fee and expenses reimbursable hereunder are contingent on the closing of the Merger Transaction and shall be settled on a preliminary basis at the time of closing by wire transfer of funds from the Combined Company to Chardan calculated solely on the IAG Price.  Any adjustment thereto based on the application of the Combined Company Price shall be settled between the parties by wire transfer within 15 business days following the closing day of the Merger Transaction.  Chardan may choose to involve other persons or organizations with specialist skills or geographic capabilities to fulfill some of its engagement responsibilities.  To the extent that it does so, it will be responsible for compensation of such parties unless the Company has agreed in writing to engage them separately.

InterAmerican Acquisition Group, Inc.

As additional consideration, if there is a closing of the Merger Transaction, the engagement period will be automatically extended for an additional twenty-four months following such closing.  During the Engagement Period, and as long as Chardan is proceeding in good faith to meet the needs of the Combined Company, the Combined Company will not solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any underwriter, potential underwriter, placement agent, financial advisor, fund, investment vehicle or any other person or entity in connection with an offering of the Company’s securities or any other financing by the Company without prior consultation with Chardan.  In consideration for its professional advice on such financing matters, Chardan shall receive a monthly retainer throughout the engagement period of an amount mutually agreeable to Chardan and the Combined Company Board of Directors and set promptly following the closing of the Merger Transaction based on the parties’ good faith estimates at the time of the workload involved.

Notwithstanding any other provisions herein, if the IAG or Combined Company is considering either an offer of securities to the public or a private placement of securities in conjunction with or following the Merger Transaction, Chardan will be considered for the role of financial advisor, underwriter or placement agent, as the case may be if any such advisor is engaged.  If Chardan’s proposed fees for such engagement are competitive and it has reasonably competitive qualifications and is willing to commit appropriate staff resources to complete the proposed assignment in accordance with the requirements of the Combined Company or IAG, then it shall be given preference in selection as the advisor for such engagement, subject to the final determination of the board of directors of IAG or the Combined Company. For avoidance of doubt, if Chardan is asked to act for IAG or the Combined Company in any other formal additional capacity not specifically addressed in this letter, such as acting as an underwriter in connection with the issuance of securities by the Combined Company, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions.  The indemnity provisions in the letter agreement attached hereto as Annex A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of Chardan’s engagement(s).

Section 3.    Expenses.  In addition to compensation payable pursuant to Section 2, if the Company requests Chardan to incur expenses in connection with the Transaction or Chardan's services hereunder, then Chardan shall submit such expenses for Company's prior approval and if the Company approves same, it shall reimburse Chardan, for such out-of-pocket expenses incurred by Chardan.  Company acknowledges that reasonable travel expenses up to $5,000 will require no prior approval from Company.

Section 4.    Confidentiality.  The Company agrees that, except as required by applicable law, any confidential information or advice to be provided by Chardan or any of its representatives in connection with this engagement, whether formal or informal, shall not be disclosed publicly or made available to third parties, in whole or in part, or summarized, excerpted from or otherwise referred to without Chardan’s prior written consent, and accordingly such advice shall not be relied upon by any person or entity other than the Company.  In addition, neither Chardan nor the terms of this engagement may be otherwise referred to without Chardan’s prior written consent.

Section 5.    Use of Information.  In connection with Chardan’s engagement, to the extent Company wishes Chardan to use the information, and on the expectation that Chardan will strictly follow Company's guidelines in connection therewith, the Company shall (a) make available to Chardan information concerning the business, assets, operations and financial condition of the Company; and (b)

InterAmerican Acquisition Group, Inc.

provide Chardan with reasonable access to the Company’s officers, directors, employees, accountants, counsel and other advisors and agents as is appropriate to the Transaction contemplated.  The Company represents that all such information furnished by it or on its behalf shall be true, complete and correct in all material respects and shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading.  The Company recognizes and confirms that Chardan, in acting pursuant to this engagement, will be using such information (to the extent permitted by Company) in reports and other materials provided by others, and that Chardan does not assume responsibility for and may rely, without independent verification, solely upon the accuracy and completeness of any such information.  The Company will promptly notify Chardan if the Company learns of any material inaccuracy or misstatement in, or any material omission from, any such information furnished by the Company or any of its agents or advisors to Chardan.  All non-public information concerning the Company which is given to Chardan in connection with this engagement will be used solely in the course of the performance of Chardan’s services hereunder and will be treated confidentially by Chardan.  Chardan will not supply information to third parties that has not been submitted to it by Company and pre-approved for the specific purpose intended.  Except as otherwise required by law or regulating authority, Chardan shall indemnify Company for any damages or liabilities incurred by Company by reason of Chardan's failure to adhere to the provisions of this agreement or otherwise follow Company's instructions and guidelines, and the provisions of Annex A will apply.

Section 6.    Indemnity.  To the extent Chardan will be acting on behalf of the Company in connection with its engagement hereunder and relies on information supplied by Company, and fulfills its obligations properly under this Agreement, the Company and Chardan have entered into a separate agreement dated the date hereof and attached hereto as Annex A, which provides, among other things, for the indemnification of Chardan by the Company, and the indemnification of the Company by Chardan, in connection with this engagement, and the terms of such agreement are incorporated by reference into this agreement in their entirety and shall survive any termination or expiration of this agreement.

Section 7.    Waiver of Claims On Trust Funds.  Chardan understands that most of  IAG’s assets are held in a trust account for the benefit of IAG’s public shareholders and the Chardan hereby agrees, notwithstanding any provision of this agreement (including Annex A) to the contrary, to waive any right, interest or claim of any kind that it may have in or to any monies held in such trust account and agrees not to seek any payment of any indemnity specified in this agreement from any monies held in such trust account.

Section 8.    Term and Termination.  Chardan’s engagement will commence on the date hereof and will continue until terminated as provided below.  Either the Company or Chardan may terminate this agreement at any time, with or without cause, by giving 30 days written notice to the other party; provided, however, that no such termination will affect the matters set out in this section or under the captions “Confidentiality,” “Use of Information,” "Indemnity," “Certain Acknowledgments and Agreements” and “Miscellaneous” or in the indemnification letter agreement.  Subject to the extension provisions set forth in Section 2, if this engagement is not terminated by notice as provided in the preceding sentence, then the engagement shall terminate automatically on the earlier to occur of the termination or abandonment of the Merger Transaction, any vote of the IAG shareholders that would result in rejection of the Merger Transaction or September 5, 2009. It is expressly agreed that following the expiration or termination of this agreement, Chardan will continue to be entitled to receive fees, as described in the “Compensation” section above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as contemplated in the “Expenses” section above.  It is also expressly agreed that Chardan’s initial efforts on the Company’s behalf are expected to be material to the success of the Transaction and therefore, even if there is an early termination of this engagement by the Company in accordance with the second sentence of this Section 8 and, the closing of the Transaction occurs prior to September 5, 2009, Chardan shall be entitled to its full fee as set forth in the “Compensation” section herein.

InterAmerican Acquisition Group, Inc.

Section 9.    Certain Acknowledgments and Agreements.  The parties hereto acknowledge that Chardan has been retained solely as an advisor to the Company, and not as an agent of the Company, and that the Company’s engagement of Chardan is as an independent contractor and not in any fiduciary or other capacity.  Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto.

It is expressly understood and agreed that Chardan is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters.  In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all matters relating to the Transaction, and all other matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Chardan or any of its affiliates regarding matters of law, taxation or accounting.

Section 10.    No Finders or Other Brokers.  The Company represents that this agreement does not conflict with any other finder or broker agreement entered into by Company, and that if another person or entity is entitled to payment by Company of a finder’s fee or any type of brokerage commission in connection with any Transactions contemplated by this Agreement as a result of any agreement or understanding with the Company, this will not reduce Company’s obligations to Chardan hereunder.  Chardan likewise represents that to the extent it has incurred any broker or finder’s fee obligation, e.g., for a third party’s assistance to Chardan, such obligation will be and remain Chardan’s responsibility.

Section 11.    Public Announcements.  Chardan may not, without the Company's prior written consent, place announcements or advertisements or otherwise publicize Chardan’s role hereunder, and likewise the Company will not make such announcements without obtaining Chardan's prior written consent of the description of Chardan's role in the Transaction (except that the Company may file a Form 8-K or make other disclosures as may be required by law, including, without limitation, federal securities laws).
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Section 12.    Governing Law.  This agreement and all aspects of the relationship created by this agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles thereof, and will be binding upon and inure to the benefit of the Company and Chardan and their respective successors and assigns.  The Company and Chardan agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Chardan hereunder.  The Company and Chardan also hereby each submit to the exclusive jurisdiction of the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, and each of the parties hereto submits to the jurisdiction of such courts in any proceeding arising out of or relating to this agreement, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum.

Section 13.    Miscellaneous.  The indemnification letter agreement attached hereto as Annex A is an integral part of this agreement and the terms thereof are incorporated by reference herein, and shall survive any termination, expiration or completion of Chardan’s engagement hereunder.  Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will notify Chardan in

InterAmerican Acquisition Group, Inc.

writing thereof (if not previously so notified) and, if requested by Chardan, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to Chardan.  This agreement (with its annex) shall constitute the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Chardan.  This agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument, and this agreement may not be amended or modified except in writing.

(signature page follows)

InterAmerican Acquisition Group, Inc.

We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By: /s/ Kerry Propper
   Kerry Propper
   CEO

Accepted and agreed to as of the date set forth above:

INTERAMERICAN ACQUISITION GROUP, INC.

By: /s/ William C. Morro
   William C. Morro
   Chief Executive Officer

Enclosure

ANNEX A – INDEMNIFICATION AGREEMENT

September 4, 2008

This Annex A is attached to and made a part of the agreement (the “Agreement”) between InterAmerican Acquisition Group, Inc. (“Company” or “you”) and Chardan Capital Markets LLC (“Chardan” or or “we”)

In connection with our assisting you with the matters identified in the Agreement, you and we are entering into this indemnification agreement.

It is understood and agreed that in the event that Chardan or any of our officers, directors, employees, agents, affiliates, partners or controlling persons, if any (each of the foregoing, including Chardan sometimes referred to as a “Chardan Indemnified Person” for the purpose of this paragraph) are named as defendants in any action, claim, suit, proceeding or investigation brought by a third party, related to, arising out of or in connection with our engagement or any matter referred to in the engagement, as a result of your breach of your obligations under the agreement to which this Annex A is attached, or so named as co-defendants in an action against you solely by reason of acting as your representative and undertaking activities as instructed by you, you will indemnify each such Chardan Indemnified Person for damages and liabilities incurred by them in connection with such action, including court costs and reasonable legal fees, provided that you are first promptly notified by us of such claim and are given the opportunity to join in the defense of such claim with counsel of your choice. but this indemnity applies only if and to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review and is not caused directly or indirectly by the actions of such Chardan Indemnified Person.

It is understood and agreed that in the event that the Company or any of your officers, directors, employees, agents, affiliates, partners or controlling persons, if any (each of the foregoing, including the Company sometimes referred to as a “Company Indemnified Person” for the purpose of this paragraph) are named as defendants in any action, claim, suit, proceeding or investigation brought by a third party, related to, arising out of or in connection with our engagement or any matter referred to in the engagement, as a result of our breach of our obligations under the agreement to which this Annex A is attached, or so named as defendants or co-defendants in an action against you solely by reason of our acting as your representative and undertaking activities in a manner other than as instructed by you, we will indemnify each such Company Indemnified Person for damages and liabilities incurred by them in connection with such action, including court costs and reasonable legal fees, provided that we are first promptly notified by you of such claim and are given the opportunity join in the defense of such claim with counsel of our choice, but this indemnity applies only if and to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review and is not caused directly or indirectly by the actions of such Company Indemnified Person.

Chardan Indemnified Persons and Company Indemnified Persons are sometimes referred to interchangeably as "Indemnified Persons" below, except where the context must be interpreted otherwise.

If for any reason the foregoing indemnification is held unenforceable or is insufficient to hold an Indemnified Person harmless, then the indemnifying party shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable or is insufficient in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by you and your security holders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by our engagement as well as the relative fault of yourselves and such party with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations under this Agreement shall be in addition to any liability which a party may otherwise have, shall not be limited by any rights an indemnified person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of indemnified persons.

InterAmerican Acquisition Group, Inc.

It is further agreed that the indemnified persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement.  No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound thereby.  This agreement and any claim related directly or indirectly to this agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.  No such claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York and each of the parties hereto submits to the jurisdiction of such courts.  We and you (on your own behalf and, to the extent permitted by applicable law, on behalf of your security holders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim, whether based upon contract, tort or otherwise, related to or arising out of or in connection with our engagement.  The provisions of this agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect indefinitely, regardless of the completion or termination of the engagement.  If any provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, then the court so holding shall at our or your request, reform such provision to give the maximum permissible intent to the intentions of the parties as set forth herein, and the court shall enforce such provision as so reformed.  If, notwithstanding the foregoing, any provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, the remainder of the provisions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Chardan understands that most of  IAG’s assets are held in a trust account for the benefit of IAG’s public shareholders and the Chardan hereby agrees, notwithstanding any provision of this Annex A to the contrary, to waive any right, interest or claim of any kind that it may have in or to any monies held in such trust account and agrees that neither Chardan nor any Chardan Indemnified Person shall seek any payment of any indemnity specified in this agreement from any monies held in such trust account.

CHARDAN CAPITAL MARKETS, LLC

By: /s/ Kerry Propper
   Kerry Propper
   CEO

INTERAMERICAN ACQUISITION GROUP, INC.

By: /s/ William C. Morro
   William C. Morro
   Chief Executive Officer